                                NEWS RELEASE

Media Contact:	Investor Contact:
Eva Schmitz 812.306.2424 evaschmitz@berryplastics.com	Dustin Stilwell 812.306.2964 dustinstilwell@berryplastics.com

FOR IMMEDIATE RELEASE

Berry Plastics Group, Inc. Appoints Scott B. Ullem
to the Company's Board of Directors

EVANSVILLE, Ind. – Aug. 2, 2016 – Berry Plastics Group, Inc. (NYSE:  BERY), a leading global manufacturer and marketer of innovative consumer packaging and engineered specialty materials, today announced the appointment of Scott B. Ullem to its Board of Directors.

Since January 2014, Ullem has served as Chief Financial Officer for Edwards Lifesciences Corporation (NYSE: EW), the global leader in patient-focused innovations for structural heart disease and critical care monitoring.  In this capacity, Ullem has responsibility for global finance, information technology, investor relations and enterprise risk management.

As a key member of Edwards' executive leadership team, Ullem has helped drive business initiatives that have resulted in the creation of meaningful innovations with global application, as well as sales growth, strong financial performance, and increases in shareholder value.

Before joining Edwards, Ullem held executive positions in the banking and packaging industries. Ullem received a bachelor's degree in political science from DePauw University and a master's degree in business administration from Harvard Business School.

"On behalf of Berry Plastics and its Directors, I would like to welcome Scott to our Board," said Jon Rich, Chairman and CEO of Berry Plastics.  "Scott's career and industry experience will further strengthen our Board's existing business acumen, while bringing additional insights and perspectives on the industries and markets we serve."

About Berry Plastics
Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered specialty materials delivering high-quality customized solutions to our customers.  The Company's world headquarters is located in Evansville, Indiana, with pro forma net sales of $6.7 billion in fiscal 2015 and is listed on the New York Stock Exchange under the ticker symbol BERY.  For additional information, visit the Company's website at www.berryplastics.com.

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